Exhibit 4.4

EXECUTION VERSION

March 23, 2023

U.S. Bank Trust Company, National Association, as Trustee

One Financial Square

Louisville, Kentucky 40202

Re: Brown-Forman Corporation, Company Order and Officers’ Certificate

Ladies and Gentlemen:

Pursuant to Sections 1.02, 2.02, 3.01 and 3.03 of the indenture, dated as of April 2, 2007 (the “Base Indenture”), between Brown-Forman Corporation (the “Company”) and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of December 13, 2010, between the Company and the Trustee and the second supplemental indenture, dated as of June 24, 2015, between the Company and the Trustee (collectively with the Base Indenture, the “Indenture”), you, as Trustee, are hereby authorized and directed to authenticate and deliver an aggregate principal amount of $650,000,000 of the Company’s 4.750% Notes due 2033 (the “Notes”) in the form attached hereto as Exhibit A. In connection therewith, each of the undersigned, the Executive Vice President and Chief Financial Officer and Senior Vice President, Director of Corporate Finance and Treasurer of the Company, hereby certify that:

1.	The undersigned have read all covenants and conditions of the Indenture relating to the creation of the Notes.

2.

The statements made herein are based either upon the personal knowledge of the persons making such statements or on information, data and reports furnished to such persons by the officers, counsel, department heads or employees of the Company who have knowledge of the facts involved.

3.

In the opinion of the undersigned, they have made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not all conditions provided for in the Indenture with respect to this Company Order have been complied with.

4.

In the opinion of the undersigned, all conditions precedent provided for in the Indenture relating to the authentication by the Trustee of the Notes have been complied with, and such Notes may be delivered in accordance with this Company Order as provided in the Indenture.

5.

The terms of the Notes (including the form of the Notes) shall be as set forth in Exhibit A, as established pursuant to resolutions duly adopted by the Pricing Committee of the Board of Directors of the Company on March 21, 2023 (a copy of such resolutions being attached hereto as Exhibit B).

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the date first written above.

/s/ Leanne D. Cunningham
Name:	Leanne D. Cunningham
Title:	Executive Vice President and Chief Financial Officer

/s/ Brian Fitzgerald
Name:	Brian Fitzgerald
Title:	Senior Vice President, Director of Corporate Finance and Treasurer

[Signature Page to Officers’ Certificate Pursuant to Indenture]

Exhibit A

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL BECAUSE THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS SECURITY IS A SECURITY IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY TO A NOMINEE THEREOF, OR BY A NOMINEE THEREOF TO THE DEPOSITORY TRUST COMPANY OR ANOTHER NOMINEE OF THE DEPOSITORY TRUST COMPANY, OR BY THE DEPOSITORY TRUST COMPANY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

No. [ ]	CUSIP No. 115637AU4

BROWN-FORMAN CORPORATION

4.750% NOTE DUE 2033

BROWN-FORMAN CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $[ ] ([ ] MILLION DOLLARS) on April 15, 2033 and to pay interest on said principal sum semi-annually on April 15 and October 15 of each year, commencing October 15, 2023, at the rate of 4.750% per annum from March 23, 2023, or from the most recent date in respect of which interest has been paid or duly provided for, until payment of the principal sum has been made or duly provided for. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such Interest Payment Date, which shall be the April 1 or October 1 (whether or not a New York Business Day) next preceding such Interest Payment Date. Any such interest that is payable but is not so punctually paid or duly provided for shall forthwith cease to be payable to the registered Holder on such Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not earlier than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed and upon such notice as may be required by such exchange, if such manner of payment shall be deemed practical by the Trustee, all as more fully provided in the Indenture.

Payment of the principal of and interest on this Note will be made at the Place of Payment in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts; provided, however, that payments of interest may be made at the option of the Company by checks mailed to the addresses of the Persons entitled thereto as such addresses shall appear in the Security Register.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which shall have the same effect as though fully set forth at this place. Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by manual or facsimile signature under its corporate seal or a facsimile thereof.

Dated:

BROWN-FORMAN CORPORATION

By:
Authorized Officer

By:
Authorized Officer

[seal]

Attest:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

Authorized Officer

REVERSE OF NOTE

BROWN-FORMAN CORPORATION

4.750% NOTE DUE 2033

This Note is one of a duly authorized issue of debentures, notes or other evidences of indebtedness of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of April 2, 2007, as supplemented by the First Supplemental Indenture dated as of December 13, 2010 and the Second Supplemental Indenture dated as of June 24, 2015 (as so supplemented, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee, and the Holders of the Securities, the terms upon which the Securities are, and are to be, authenticated and delivered, and the definition of capitalized terms used herein and not otherwise defined herein. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may be denominated in different currencies, may mature at different times, may bear interest (if any) at different rates (which rates may be fixed or variable), may be subject to different redemption provisions (if any), may be subject to different sinking, purchase, or analogous funds (if any), may be subject to different covenants and Events of Default, and may otherwise vary as provided in the Indenture. This Note is one of a series of Securities of the Company designated as set forth on the face hereof (herein called the “Notes”), initially limited in aggregate principal amount to $650,000,000. The Company may re-open the Notes and issue an unlimited aggregate principal amount of additional Notes from time to time. Any such additional Notes, together with the then outstanding Notes, shall constitute a single series of Securities under the Indenture. No additional Notes may be issued if an Event of Default (as defined in the Indenture) has occurred with respect to the Notes or if such additional Notes shall not be fungible with the previously issued Notes for federal income tax purposes.

Prior to the Par Call Date (defined below), the Notes may be redeemed at the Company’s option, in whole at any time or in part from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the Redemption Date (assuming such Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued thereon to the Redemption Date; and (2) 100% of the principal amount of the Notes to be redeemed; plus, in either case, accrued and unpaid interest thereon to the Redemption Date. On or after the Par Call Date, the Company may redeem the Notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date.

For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:

“Par Call Date” means January 15, 2033 (3 months prior to the maturity date).

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third New York Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third New York Business Day preceding the Redemption Date, H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second New York Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by the Depositary, the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

Unless the Company defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

No mandatory redemption obligation will be applicable to the Notes. The Notes will not be subject to, nor have the benefit of, a sinking fund.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected by such amendment or modification. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

The Indenture contains provisions setting forth certain conditions to the institution of proceedings by Holders of Securities with respect to the Indenture or for any remedy under the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal amount hereof may be declared due and payable or may be otherwise accelerated in the manner and with the effect provided in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any Place of Payment duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations as requested by the Holder surrendering the same.

No service charge shall be made for any such registration or transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to the presentment of this Note for registration of transfer, the Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture and are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever

Exhibit B

RESOLUTIONS OF THE PRICING COMMITTEE

OF BROWN-FORMAN CORPORATION

NOTES PRICING

March 21, 2023

Members of the Pricing Committee of Brown-Forman Corporation, a Delaware Corporation (the “Company”), consisting of Leanne D. Cunningham, Executive Vice President and Chief Financial Officer; Brian Fitzgerald, Senior Vice President, Director of Corporate Finance and Treasurer; and Jaileah X. Huddleston, Vice President, Associate General Counsel—Regional and Corporate Secretary (the “Committee”), held a meeting at approximately 1:45 PM ET on March 21, 2023. All participants could hear and be heard by all other participants. Also participating were representatives of BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc., who described the marketing efforts for the offering and the basis for the recommendation of an offering size of $650,000,000 million and the terms of the Company’s Notes (as defined below). Also present were representatives of McGuireWoods LLP and Cravath, Swaine & Moore LLP. After due discussion, the Committee unanimously adopted the following resolutions:

WHEREAS, the Board of Directors of the Company has previously authorized the issuance and sale of up to $800 million aggregate principal amount of the Company’s Notes, in one or more series (the “Notes”), and has delegated to the Committee the authority to determine and approve on behalf of the Company the price and other terms of each series of Notes, including (i) the aggregate principal amount of each series of Notes, (ii) the maturity date of each series of Notes, (iii) the interest rate on each series of Notes, (iv) the prices to the public and underwriting discounts applicable to the Notes, (v) the interest and principal payment dates with respect to the Notes, and (vi) the prices and other terms of redemption with respect to the Notes.

NOW, THEREFORE, BE IT RESOLVED, that the terms of the offering (the “Offering”) of $650,000,000 4.750% Notes due 2033, to be issued shall be as set forth in Exhibit A attached hereto (the “Term Sheet”);

FURTHER RESOLVED, that the Underwriting Agreement, dated March 21, 2023, among the Company, BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc., and other underwriters named therein (collectively, the “Underwriters”) relating to the Offering is hereby approved in all respects and the officers of the Company, including the Chief Executive Officer; Executive Vice President and Chief Financial Officer; Executive Vice President and General Counsel; Senior Vice President, Director of Corporate Finance and Treasurer; and Vice President, Associate General Counsel—Regional and Corporate Secretary, be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to execute and deliver the Underwriting Agreement in substantially the form approved by this Committee, with such changes therein as the officer executing the same approves, such approval to be conclusively evidenced by such execution;

FURTHER RESOLVED, that the officers of the Company, including the Chief Executive Officer; Executive Vice President and Chief Financial Officer; Executive Vice President and General Counsel; Senior Vice President, Director of Corporate Finance and Treasurer; and Vice President, Associate General Counsel—Regional and Corporate Secretary, be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to prepare, execute and deliver (i) the officers’ certificate from the Company to U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee, as required by the Indenture, dated April 2, 2007, between the Company and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of December 13, 2010, and the Second Supplemental Indenture, dated as of June 24, 2015, and (ii) the form of global note, in each case, reflecting the terms of the Notes, which shall be prepared consistent with the “Description of Notes” set forth in the applicable preliminary prospectus supplement, dated March 21, 2023, as supplemented by the Term Sheet, in such form as the officer executing the same approves, such approval to be conclusively evidenced by such execution;

FURTHER RESOLVED, that the officers of the Company are, and each of them hereby is, authorized and empowered to take all such further action, and to execute, deliver, and file all such further instruments, agreements, and documents, in the name and on behalf of the Company or otherwise, and to pay all fees and expenses, as any of them shall approve in connection with the matters contemplated by the foregoing resolutions, such approval to be conclusively evidenced by the taking of such action, the execution of such instruments or agreements or such payment, as the case may be; and

FURTHER RESOLVED, that the Committee hereby ratifies, confirms, and approves all actions heretofore taken by or on behalf of the Company in connection with, or otherwise reflected in, the foregoing resolutions and any and all matters related thereto.

Exhibit A

[Term Sheet]

Brown-Forman Corporation

PRICING TERM SHEET

$650,000,000 4.750% Notes due 2033

Issuer:	Brown-Forman Corporation

Title of Securities:	4.750% Notes due 2033

Principal Amount:	$650,000,000

Trade Date: Settlement Date: Coupon:	March 21, 2023 T + 2 (March 23, 2023) 4.750%

Maturity Date:	April 15, 2033

Interest Payment Dates: Record Dates:	April 15 and October 15, commencing on October 15, 2023 April 1 and October 1

Public Offering Price: Yield to Maturity: Spread to Benchmark Treasury: Benchmark Treasury: Benchmark Treasury Price and Yield: Day Count Convention:	99.704% 4.787% T+120 bps 3.500% due February 15, 2033 99-09; 3.587% 30/360

Optional Redemption:

The Notes may be redeemed at the Issuer’s option prior to January 15, 2033 (the “Par Call Date”), in whole or in part, at a redemption price equal to the greater of:

(i) the discounted present value of the Notes being redeemed, assuming that the Notes matured on the Par Call Date, at the Treasury Rate plus 20 basis points, less interest accrued on the Notes to the date of redemption; and

(ii)  100% of the principal amount of the Notes being redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the Par Call Date, the Notes may be redeemed in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP / ISIN:	115637AU4 / US115637AU43

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Ratings (Moody’s / S&P)*:	[Intentionally Omitted]

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. Barclays Capital Inc. Scotia Capital (USA) Inc.

Co-Manager:	Siebert Williams Shank & Co., LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC (collect) at (212) 834-4533 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.